EXHIBIT 99.1
Vibra Healthcare, LLC and Subsidiaries
(Excludes Post Acute Medical, LLC)
Consolidated Balance Sheet
March 31, 2007 and December 31, 2006
Assets

	March 31, 2007	December 31, 2006
	(Unaudited)
Current assets:
Cash and cash equivalents	$1,747,047	$3,239,881
Patient accounts receivable, net of allowance for doubtful collections of $2,085,000 at March 31, 2007 and $2,407,000 at December 31, 2006	25,188,973	25,791,405
Prepaid insurance	2,857,760	2,775,816
Other current assets	1,576,423	2,139,890

Total current assets	31,370,203	33,946,992

Restricted investment	100,000	100,000

Property and equipment, net	27,732,131	26,117,659

Goodwill	22,629,663	22,629,663

Intangible assets	5,140,000	5,140,000

Deposits	245,380	317,547

Deferred financing and lease costs	1,925,889	1,980,230

Total assets	$89,143,266	$90,232,091

Liabilities, Non-Controlling Interest, and Member’s Deficit

Current liabilities:
Current maturities of long-term debt	$1,667,464	$1,271,993
Current maturities of obligations under capital leases	709,919	692,957
Accounts payable	6,903,713	7,300,783
Accounts payable — affiliates	540,171	538,546
Accrued liabilities	5,951,255	7,429,158
Accrued insurance claims	1,215,856	1,331,694

Total current liabilities	16,988,378	18,565,131

Accrued insurance claims	2,855,000	2,855,000

Deferred rent	9,729,272	8,802,954

Deferred development fees	796,488	783,121

Long-term debt	61,007,018	60,151,182

Obligations under capital leases	21,729,763	20,008,640

Total liabilities	113,105,919	111,166,028

Member’s deficit	(23,962,653)	(20,933,937)

Total liabilities, non-controlling interest, and member’s deficit	$89,643,837	$90,232,091

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Vibra Healthcare, LLC and Subsidiaries
(Excludes Post Acute Medical, LLC)
Consolidated Statement of Operations and Changes in Member’s Deficit
For the Three Months Ended March 31, 2007 and 2006
(Unaudited)

	2007	2006
Revenue:

Net patient service revenue	$37,936,784	$35,789,860

Expenses:
Cost of services	28,335,517	24,971,636
Rent expense	5,630,605	5,353,640
General and administrative	4,002,862	4,708,166
Interest expense	2,061,175	1,801,748
Management fee — Vibra Management, LLC	799,037	740,124
Depreciation and amortization	661,278	508,183
Bad debt expense	285,077	187,866

Total expenses	41,775,551	38,271,363

Loss from operations	(3,838,767)	(2,481,503)

Non-operating revenue	810,051	599,844

Net loss	(3,028,716)	(1,881,659)

Member’s deficit — beginning	(20,933,937)	(10,776,550)

Member’s deficit — ending	$(23,962,653)	$(12,658,209)

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Vibra Healthcare, LLC and Subsidiaries
(Excludes Post Acute Medical, LLC)
Consolidated Statement of Cash Flows
For the Three Months Ended March 31, 2007 and 2006
(Unaudited)

	2007	2006
Operating activities:
Net loss	$(3,028,716)	$(1,881,659)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	661,278	508,183
Provision for bad debts	285,077	187,866

Changes in operating assets and liabilities, net of effects from acquisition of business:
Patient accounts receivable including third party settlements	317,356	(4,873,547)
Prepaids and other current assets	481,523	84,427
Deposits	72,167	(73,218)
Accounts payable	(395,445)	(381,377)
Accrued liabilities	(1,593,741)	(210,506)
Deferred rent/gain	939,685	581,480

Net cash used in operating activities	(2,260,816)	(6,058,351)

Investing activities:
Purchases of property and equipment	(251,538)	(161,947)

Net cash used in investing activities	(251,538)	(161,947)

Financing activities:
Borrowings under revolving credit facility	36,399,937	36,103,365
Repayments of revolving credit facility	(36,812,214)	(30,174,988)
Repayment of capital leases	(198,287)	(145,959)
Borrowings under notes payable	9,501,765	—
Repayment of notes payable	(7,838,181)	(16,625)
Payment of deferred financing costs	(33,500)	—

Net cash provided by financing activities	1,019,520	5,765,793

Net (decrease) increase in cash and cash equivalents	(1,492,834)	(454,505)

Cash and cash equivalents — beginning	3,239,881	3,018,829

Cash and cash equivalents — ending	$1,747,047	$2,564,324

Supplemental cash flow information:
Cash paid for interest	$2,061,175	$1,801,748

Supplemental disclosure of non-cash investing and financing activities:
Property and equipment funded by capital lease	$1,936,372	$64,492

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